Exhibit 1SA-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-SA, Semiannual Report, for the period ended June 30, 2024 for Apis Cor Inc., of information related to the audited balance sheet of Apis Cor Inc. of December 31, 2023, and the related statements of operations, stockholders’ equity (deficit), cash flows and related notes to the financial statements for the year then ended.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

September 26, 2024